                                                                SEC 1473 (02-02)
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     New York Gaming, LLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     c/o Alpha Hospitality Corporation, 29-76 Northern Blvd - 2nd Floor
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                                    (Street)

   Long Island City,                    NY                  11101
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   (City)                            (State)                (Zip)
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2.   Date of Event Requiring Statement (Month/Day/Year)

     03/12/2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     Alpha Hospitality Corporation ("ALHY")
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [x](1)  10% Owner
     [_]  Officer (give title below)           [x](1)  Other (specify below)

--------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person
     [x]  Form Filed by More than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect
Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par
value per share ("Common Stock")         575,874                       D                     (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                             575,874                       I                     (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                               5,758                       I                     (4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                              29,803                       I                     (5)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

                                                                          (Over)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
NONE
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====================================================================================================================================

Explanation of Responses:

(1) This filing is made jointly by members of a 13D group (the "Group") that is beneficial owner of more than 10% of the class.

(2) These securities are owned directly by New York Gaming, LLC, which is a member of the Group with Robert A. Berman, Scott A. Kaniewski, Philip Berman, Watertone Holdings, LP, and BKB, LLC for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(3) These securities are owned indirectly by Watertone Holdings, LP, as sole manager of New York Gaming, LLC.

(4) These securities are owned indirectly by BKB, LLC, which holds a 1% General Partnership interest in Watertone Holdings, LP.

(5) These securities are owned indirectly by Philip Berman, who holds a 25% membership interest in BKB, LLC and a 4.95% Limited Partnership interest in Watertone Holdings, LP.

NEW YORK GAMING, LLC

By: Watertone Holdings, LP, Its manager

By: BKB, LLC, Its General Partner

By:         /s/ Robert A. Berman                                  April 9, 2002
   ---------------------------------------------                 ---------------
      **Signature of Reporting Person                                 Date
        Name: Robert A. Berman, Its Managing Member

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Name:                         BKB, LLC

Address:                      c/o Alpha Hospitality Corporation,
                              29-76 Northern Blvd - 2nd Floor
                              Long Island City, NY 11101

Designated Filer:             New York Gaming, LLC

Issuer & Ticker Symbol:       Alpha Hospitality Corporation ("ALHY")


Date of Event
  Requiring Statement:  03/12/02

Signature:  BKB, LLC

               By: /s/ Robert A. Berman
               -----------------------------
                   Robert A. Berman
                   Its Managing Member

----------------------------------------------------------------------

Name:                         Watertone Holdings, LP

Address:                      c/o Alpha Hospitality Corporation,
                              29-76 Northern Blvd - 2nd Floor
                              Long Island City, NY 11101

Designated Filer:             New York Gaming, LLC

Issuer & Ticker Symbol:       Alpha Hospitality Corporation ("ALHY")


Date of Event
  Requiring Statement:  03/12/02

Signature:  WATERTONE HOLDINGS, LP

                By: BKB, LLC, Its General Partner

               By: /s/ Robert A. Berman
               -----------------------------
                   Robert A. Berman
                   Its Managing Member

----------------------------------------------------------------------

Name:                         Philip Berman

Address:                      51 Ryan Court
                              New Windsor, New York 12553

Designated Filer:             New York Gaming, LLC

Issuer & Ticker Symbol:       Alpha Hospitality Corporation ("ALHY")


Date of Event
  Requiring Statement:  03/12/02

Signature:        /s/ Philip Berman
              -----------------------------